Exhibit 99.1

PRESS RELEASE

Silver Dragon Board of Directors Recommends Shareholders Reject Exchange Offer

Toronto, Ontario - (BUSINESS WIRE) – Thursday April 1, 2010 - Silver Dragon Resources Inc. (OTC BB: SDRG.OB - News) announced today that the Board of Directors unanimously recommends that Silver Dragon shareholders reject the exchange offer submitted by Guardians of Gold Inc. and Nirek Resources Inc. for up to 20% of the outstanding common shares of the Company (the "Offer") and not tender their shares to the Offer.

In reaching its conclusions, the Board of Silver Dragon carefully reviewed and considered the Offer, with the benefit of advice from its financial and legal advisers. As a result of this evaluation, the Board recommends that shareholders reject the Offer based on an assessment of factors deemed relevant to the Offer, including but not limited to, assumptions regarding the consideration being offered.

Consequently, the Board of Directors and Management of Silver Dragon do not believe the Offer reflects fair compensation in light of the Company’s long-term value, and thus will not tender their shares to the Offer.

About Silver Dragon Resources

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly-leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and the Erbahuo projects in Mexico and China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to the timing and outcome of financing, exploration and development, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:

Silver Dragon Resources Inc.
Marc Hazout
President and CEO (416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)

Silver Dragon Resources Inc.
Alessandro Motta
Investor Relations
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)

Email: info@silverdragonresources.com